Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact:
Mollie Condra, Ph.D.
HealthStream
(615)-301-3237
mollie.condra@healthstream.com

HealthStream Acquires Providigm to Drive Quality

Outcomes via Workforce Training for the Nation’s

Skilled Nursing Facilities

Over 2,000 skilled nursing facilities use Providigm’s market-leading quality management system to achieve better outcomes

NASHVILLE, Tennessee (Jan. 10, 2019) – HealthStream (NASDAQ: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, today announced that it has acquired Providigm LLC, a Denver-based company focused on quality assurance and performance improvement in healthcare, primarily serving skilled nursing facilities. HealthStream adds to its workforce development solutions with a comprehensive quality management system created by Providigm, known as “abaqis®,” which is the leading SaaS-based quality-improvement program adopted by U.S. skilled nursing facilities.

HealthStream’s commitment to improving the quality of healthcare through the development of the healthcare workforce extends throughout the continuum of care, including the 15,600+ skilled nursing facilities in the U.S. and the 1.66 million employees working in them. New federal requirements by CMS are driving the need for innovative solutions to better manage quality and performance improvement in skilled nursing facilities. HealthStream’s acquisition of Providigm expands its marketplace of powerful solutions for the healthcare workforce in this important segment of the care continuum. With substantial overlap among acute care and skilled nursing facilities’ workforce competency requirements, the acquisition of Providigm and its SaaS-based products provides a particularly relevant and timely extension of HealthStream’s market-leading workforce solutions.

In 2016, the Centers for Medicare & Medicaid Services (CMS) published revised Requirements of Participation (RoP) in Medicare and Medicaid for skilled nursing facilities, which introduced a “competency-based staffing approach.” Requirements for clinical staff assessments, demonstration of competencies, and competency-based education (among other requirements) were spread across three phases set to go into effect in November 2016, November 2017, and November 2019, respectively. The third phase requires all skilled nursing facilities to have programs in place to assess competencies, provide competency-based education, and document their effectiveness. If flagged for substandard compliance, admissions can be frozen and financial penalties levied. To date, over 2,000 skilled nursing facilities are already using Providigm’s abaqis® to achieve better outcomes and compliance with RoP.

HealthStream, Inc. • 209 10th Avenue South, Suite 450 • Nashville, Tennessee 37203 • 615-301-3100 • www.healthstream.com

Dr. Andrew Kramer, co-founder and chief executive officer of Providigm, has led a transformation in measuring and improving quality of care for frail elders at the bedside. His groundbreaking research at the University of Colorado, followed by Senate and House testimony, led CMS to adopt more reliable and comprehensive approaches to overseeing post-acute and long-term care.

“Helping eldercare providers deliver improved quality of care has been my passion for decades,” said Dr. Andrew Kramer, CEO, Providigm. “The link between delivering quality care and the competency development / training of those eldercare providers is unequivocal. That’s why I believe HealthStream’s acquisition of Providigm is particularly opportune—as they have the resources, knowledge, and technology to advance our solutions to the next level, helping providers achieve the best outcomes.”

Providigm’s operations will continue in its Denver office, along with the continued contributions of their approximately 45 employees. Clients of Providigm will continue to experience continuity of services and the same outstanding customer service they have grown to appreciate over the years from Providigm.

“I would like to extend a warm welcome to Providigm’s clients and employees that will be joining HealthStream,” said Robert A. Frist, Jr., chief executive officer, HealthStream. “We are excited to expand our workforce solutions to further support the continuum of care, particularly among the nation’s skilled nursing facilities. Providigm is a terrific company doing important work that is strongly aligned with our long-standing vision to improve the quality of healthcare by developing the people that deliver care.”

Terms of the Transaction: HealthStream purchased the outstanding equity of Providigm for approximately $18 million in cash, subject to a post-closing working capital adjustment. In addition, up to an additional $500,000 in cash may be paid following the closing based on the performance of Providigm during an 18-month period following closing.

About HealthStream

HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by approximately 4.9 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Brentwood, Tennessee; Jericho, New York; Boulder; Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-933-9293.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. These forward-looking statements are based on a variety of assumptions that may not be realized, and which are subject to significant risks and uncertainties, including that the acquisition may not be consummated and that the anticipated financial and strategic benefits of the acquisition may not be realized, as well as risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission.

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